EXHIBIT 10.3

To:     The Board of Directors of MSC.Software Corporation

From: John J. Laskey

Effective April 16, 2007 I hereby resign my position as Executive Vice President and Chief Financial Officer of MSC.Software Corporation. Furthermore, effective April 30, 2007 I hereby resign as an employee, officer, director, member, manager (or in any other capacity) of MSC.Software Corporation and each of its affiliates.

/s/ John L. Laskey
John J. Laskey

March 28, 2007 Date

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